Amendment to Investment Advisory Agreement

      This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO Capital Appreciation Funds, Inc., a Maryland corporation (the "Company") and INVESCO Funds Group, Inc., a Delaware corporation ("IFG"), as of the 28th day of February, 1997 (the "Agreement").

      WHEREAS, the Company desires to have IFG perform investment advisory, statistical, research, and certain administrative and clerical services with respect to management of the assets of the Company allocable to the INVESCO Growth & Income Fund, and IFG is willing and able to perform such services on the terms and conditions set forth in the Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement, it is agreed that the terms and conditions of the Agreement shall be applicable to the Company's assets allocable to the INVESCO Growth & Income Fund, to the same extent as if the INVESCO Growth & Income Fund were to be added to the definition of "Funds" as utilized in the Agreement, and that INVESCO Growth & Income Fund shall pay IFG a fee for services provided to them by IFG under the Agreement as follows: 0.60% on the first $350 million of INVESCO Growth & Income Fund's average net assets as so determined, 0.55% of INVESCO Growth & Income Fund's average net asset value for net assets in excess of $350 million but not more than $700 million, and 0.50% of INVESCO Growth & Income Fund's average net assets in excess of $700 million.

      IN WITNESS WHEREOF, the parties have executed this Agreement on this 30th day of June, 1998.

                                    INVESCO CAPITAL APPRECIATION
                                    FUNDS, INC.


                                    By:/s/ Dan J. Hesser
                                       --------------------------
                                       Dan J. Hesser,
                                       President
ATTEST:

/s/ Glen A. Payne
---------------------------
Glen A. Payne, Secretary
                                    INVESCO FUNDS GROUP, INC.


                                    By:/s/ Ronald L. Grooms
                                       ----------------------------
                                       Ronald L. Grooms,
                                       Senior Vice President
ATTEST:

/s/ Glen A. Payne
---------------------------
Glen A. Payne, Secretary